Exhibit 10.2

November 11, 2013

BY FEDEX AND EMAIL

Dear Kerry:

This letter confirms our agreement relating to your separation from employment with Hospital Management Services of Florida, LP (the “Employer”).

1.            Your employment with the Employer ended by your voluntary resignation effective as of the close of business, September 13, 2013 (the “Separation Date”).  In addition to any salary payments owing for the final payroll period through the Separation Date, any rights you may have under equity award agreements between you and Health Management Associates, Inc., or any corporation, limited liability company, partnership, joint venture, trust or other entity or enterprise, that is directly or indirectly controlled by Health Management Associates, Inc. (each, a “Health Management Affiliate,” and, together with Health Management Associates, Inc.,  “Health Management”) and any other vested benefits under benefit plans of Health Management, you shall receive the following payments and benefits for the periods indicated, less any payroll deductions required by law, which shall be in lieu of any other payments or benefits (including vacation or other paid leave time) to which you otherwise might be entitled:

a.            continuation of your base salary at the rate of $41,666.67 per month plus car allowance and club dues totaling $1,266.67 per month for six (6) months (the “Severance Period”) commencing on the first payroll date of the Employer following November 15, 2013, which is at least eight (8) days after you sign and return to Health Management, and do not revoke, this agreement;

b.            continuation of your eligibility and your dependents’ eligibility (to the extent they participated immediately prior to the Separation Date) to participate in Health Management’s health care benefits plan at the same level as when you were employed until  December 31, 2013; and

c.            continuation of life insurance coverage on the same basis as currently provided to you until December 31, 2013.

2.            As of January 1, 2014, the Employer will afford you and your covered dependents the opportunity, at your own expense, to receive “continuation coverage” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), continuing for so long as required by law.  The Employer shall provide you and your covered dependents with a separate notice describing your rights under COBRA.

3.            You agree and acknowledge that your benefits under Health Management’s Supplemental Executive Retirement Plan were forfeited on the Separation Date and you waive any and all rights that you may have under such plan.

4.            In consideration of the terms of this agreement, you have agreed to and do waive any claims you may have for employment by Health Management and have agreed not to seek such employment or reemployment with Health Management in the future.  You have further agreed to and do release and forever discharge Health Management, each of the Health Management Affiliates, and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to your employment with the Employer or the termination thereof, including, but not limited to wrongful discharge, breach of contract, tort, fraud, defamation, and any rights or claims under Title VII of the Civil Rights Act of 1964, other Civil Rights laws, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act,  Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers Compensation Retaliation provision, Florida Minimum Wage Act, Florida Constitution, Florida Fair Housing Act, and any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise.  This release does not include your right to enforce any obligation of the Employer pursuant to this agreement, any rights to indemnification from Health Management that you may have and any rights to continuing directors’ and officers’ liability insurance coverage relating to the period of your employment.

5.            You agree to return to the Employer on or prior the date you sign this agreement all Health Management property and documents in your possession, custody or control, including, without limitation, automobiles, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which you obtained in the course of your employment by the Employer, and you further agree not to retain copies of any such Health Management documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

6.            You acknowledge that the non-competition, non-solicitation, non-disclosure and other restrictive covenants in the Award Notices between you and Health Management issued under the Health Management Associates, Inc. Amended and Restated 1996 Executive Incentive Compensation Plan (the “Restrictive Covenants”) shall continue in full force and effect in accordance with their terms.

7.            You agree that following your execution of this agreement, as many times as the Employer or Health Management may reasonably request, you shall meet with, cooperate fully with, assist, and/or advise Health Management in any investigation which may be performed by Health Management or any governmental agency and any threatened or pending litigation in which Health Management may become involved or that is otherwise related to the operations of Health Management.  Such assistance shall include, without limitation, you making yourself reasonably available at Health Management’s request for interviews by Health Management or its counsel including but not limited to for litigation and trial preparation purposes, answering questions, explaining factual situations, preparing to testify, appearing for deposition(s) and/or court appearances, and/or appearing for trial and giving truthful trial testimony without the need to serve a subpoena for such appearance and testimony.   Health Management shall attempt to schedule such assistance at mutually convenient times and places, taking into account any employment constraints that you may have.  Health Management shall reimburse you for reasonable expenses, such as telephone, travel, lodging and meal expenses, incurred by you at Health Management’s request, consistent with Health Management’s generally applicable policies for employee expenses. To the maximum extent permitted by law, you agree that you will notify Health Management’s General Counsel if you are contacted by any governmental agency, or by any person contemplating or maintaining any claim or legal action against Health Management or any Health Management Affiliate, or by any agent or attorney of such person, within three business days of such contact.

8.            Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

9.            You certify that you have no direct personal knowledge of Health Management engaging in, or its directors or senior executive officers having caused Health Management to engage in, any transaction or practice that would violate any federal or state law, nor are you aware of any conduct that would render Health Management or its officers’ certifications in Health Management’s reports on Form 10-K and 10-Q to be materially inaccurate; to the extent that you are aware of any such violation or inaccuracy it was promptly reported to or previously known by Health Management’s Chief Compliance Officer or legal counsel along with all relevant facts of which you are aware.

10.         Notwithstanding anything herein to the contrary, this agreement shall not impact any rights or restrictions under Health Management’s Corporate Governance Guidelines, including the Recoupment Policy for Incentive Compensation contained therein, as in effect on the date hereof.  In connection with the current restatement of Health Management’s consolidated financial statements for prior years, you acknowledge that Health Management may seek recovery of prior incentive compensation under the Recoupment Policy.  Such recovery, if any, shall be determined by Health Management’s Board of Directors in good faith on a basis applied uniformly to other similarly situated employees, and any such recovery is not expected to exceed $20,000 with respect to you.  Further, you authorize the Employer to reduce the severance payments payable to you hereunder by the amount of any such recovery determined by Health Management’s Board of Directors, subject to the requirements applicable law.

11.          This agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by the Employer or the termination thereof; provided, however, that the Restrictive Covenants shall remain in effect.  This agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Employer.  This agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Employer, its parent, subsidiaries and affiliates.

12.         This agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its choice of law rules.

13.          You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you are hereby advised to do so if you choose.  You further acknowledge that you have entered into this agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this agreement other than the express terms set forth herein.  You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 4 above.

14.          The payments under this agreement are intended to either be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this agreement shall be interpreted to that end.  In no event whatsoever shall the Employer or Health Management be liable for any tax, interest or penalties that may be imposed on you by Section 409A.  If under this agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

If the foregoing is acceptable to you, please sign the annexed copy of this agreement and return it to me.  You may take up to twenty-one (21) days from today to consider, sign and return this agreement.  In addition, you may revoke this agreement after signing it, but only by delivering a signed revocation notice to me within seven (7) days of your signing this agreement.  This agreement shall not become effective or enforceable until this seven (7) day revocation period expires without you having revoked this agreement.

Very truly yours,

/s/ John Starcher
Name: John Starcher
Title: Interim President and CEO

Accepted and Agreed:

/s/ Kerry Gillespie
Kerry Gillespie

11/12/2013
Date